Prospectus Supplement No. 3 (To Prospectus dated April 15, 2003)	Filed Pursuant to Rule 424(b)(3) and (c) SEC File No. 333-104119

ARADIGM CORPORATION

27,281,687 Shares
Common Stock

     This is a supplement to the prospectus, dated April 15, 2003 forming a part of the Registration Statement on Form S-3 (Registration No. 333-104119) filed by Aradigm Corporation relating to the offering and sale by selling stockholders of Aradigm (or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer) of up to 27,281,687 shares of our common stock, which includes 4,016,124 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     The purpose of this prospectus supplement is to supplement the information set forth in the Prospectus and the Prospectus Supplement No. 2, filed with the Securities and Exchange Commission on June 20, 2003, regarding the selling security holders. The table below includes (1) the addition of California Public Employees’ Retirement System to reflect the distribution of an aggregate of 226,007 shares from California Emerging Ventures II, LLC to California Public Employees’ Retirement System, representing the entire holdings of California Emerging Ventures II, LLC, and (2) the addition of Peninsula Community Foundation to reflect the gift of an aggregate of 1,507 shares from Paul Yock, Tr., The Yock Family Trust UA 07/21/93 to Peninsula Community Foundation, representing the entire holdings of Paul Yock, Tr., The Yock Family Trust UA 07/21/93. The table below includes for each of California Public Employees’ Retirement System and Peninsula Community Foundation:

•	their name

•	the shares of common stock beneficially owned as of September 24, 2003

•	the shares of our common stock offered under the Prospectus

•	the shares of our common stock owned after the offering

     All of the information regarding beneficial ownership was furnished to us by the selling security holders. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations under the Exchange Act of 1934.

			Number of Shares Being
	Shares Owned Prior to Offering		Offered	Shares Owned After Offering

Security Holders	Number (1)	Percent (1)		Number	Percent (1)

		*		—	—
California Public Employees’ Retirement System (2)	226,007	*	226,007	—	—
Peninsula Community Foundation	1,507	*	1,507	—	—

*	Less than one percent (1%)

(1)	Percentages are based on 54,295,481 shares of our common stock that were outstanding (on an as-converted to common stock basis) on September 24, 2003.

(2)	Shares are held in California Public Employees’ Retirement System’s nominee name, Surfboard & Co.

     We may from time to time supplement or amend the Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the selling security holders named in the prospectus.

The date of this Prospectus Supplement is October 8, 2003.